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                                                                    Exhibit 99.1

Press Release

SOURCE: Dynegy Inc.

Robert Oelkers Elected to Dynegy Board of Directors

HOUSTON--(BUSINESS WIRE)--Aug. 7, 2002--The Board of Directors of Dynegy Inc. (NYSE:DYN - News) today announced the election of former Texaco executive Robert
C. Oelkers to the company's board of directors and Audit Committee, effective Aug. 6, 2002.

According to Otis Winters, lead director and chairman of the Governance and Nominating Committee, Mr. Oelkers brings a background rich in knowledge about the energy industry, corporate integrity issues and accounting policies and procedures. "In this time of increased scrutiny and accountability in Corporate America and energy industry transition, Dynegy is proud to have attracted Bob to the Board," he said.

For more than 20 years, Mr. Oelkers managed or was a senior executive in charge of auditing and accounting functions and major business units at Texaco Inc. As vice president and controller in the late 1990s, he was responsible for the corporation's accounting and internal audit functions. Most recently, and just prior to the completion of the ChevronTexaco merger, he was president of Texaco's worldwide trading unit. A graduate of Pace University in New York, Mr. Oelkers has held leadership positions on numerous professional, trade association and community boards.

He replaces Patricia M. Eckert, a telecommunications industry consultant, who recently announced her resignation from the board. Ms. Eckert became a director in 2000 when the company acquired Extant Inc., a wholesale communications network provider. In previous announcements, Dynegy has said it plans to focus on its core energy businesses going forward.

Dynegy's board of directors now numbers 12, including three members representing ChevronTexaco, a major shareholder.

Dynegy Inc. is a global energy merchant. Through its owned and contractually controlled network of physical assets and its marketing, logistics and risk management capabilities, Dynegy provides solutions to customers in North America, the United Kingdom and continental Europe. The company's website is www.dynegy.com.